Accountants & Advisors

805 Third Avenue

New York, NY 10022

www.rbsmllp.com

Exhibit 16.1

June 18, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E. Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Divall Insured Income Properties 2, L.P. to be filed with the Securities and Exchange Commission on or about June 18, 2019. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

New York, New York

New York | Washington, DC | California |Nevada | Kansas

China | India | Greece

Member of ANTEA International with offices worldwide